Exhibit 99.1

Kimco Realty® Announces Fourth Quarter and Full Year 2024 Results

– Achieves High End of Full Year Outlook with Strong Fourth Quarter Growth in Net Income and FFO –

– Leased Over 11 Million Square Feet in 2024 –

– Company Provides Initial 2025 Outlook –

JERICHO, New York, February 7, 2025 - Kimco Realty® (NYSE: KIM), a real estate investment trust (REIT) and leading owner and operator of high-quality, open-air, grocery-anchored shopping centers and mixed-use properties in the United States, today reported results for the fourth quarter and full year ended December 31, 2024. For the three months ended December 31, 2024 and 2023, Kimco’s Net income available to the company’s common shareholders (“Net income”) per diluted share was $0.23 and $0.22, respectively. For the full year 2024 and 2023, Net income per diluted share was $0.55 and $1.02, respectively.

Fourth Quarter Highlights

•
Grew Funds From Operations* (“FFO”) 7.7% over the same period in 2023 to $0.42 per diluted share.
•
Produced 4.5% growth in Same Property Net Operating Income* (“NOI”) over the same period a year ago.
•
Achieved pro-rata portfolio occupancy of 96.3%, up 10 basis points year-over-year.
•
Reported pro-rata anchor occupancy of 98.2%, up 20 basis points year-over-year.
•
Generated pro-rata cash rent spreads of 35.4% on comparable new leases.
•
Purchased Waterford Lakes Town Center, a 976,000-square-foot signature asset spanning 79 acres in Orlando, Florida, for $322 million.
•
Raised $136.3 million of net proceeds from the sale of 5.4 million shares of common stock at an average price per share of $25.07 through the at-the-market ("ATM") equity offering program.
•
Subsequently, in January of 2025:
o
Acquired Markets at Town Center, a 254,000-square-foot premier asset in Jacksonville, Florida, for $108 million.
o
Moody’s affirmed the company’s Baa1 senior unsecured debt rating and changed its outlook to positive.

"Our fourth quarter and full-year results capped another remarkable year for Kimco, as we reached the high end of our 2024 outlook, driven by the successful integration of the RPT acquisition and strong leasing results that led to significant growth in net operating income and FFO," said Kimco CEO Conor Flynn. "We remain well-positioned to sustain our strong operating performance with our portfolio of high-quality, grocery-anchored centers that provide essential goods and services in core markets with high barriers to entry and limited new supply. Coupled with our disciplined capital allocation and motivated team, we will continue to drive value creation for our shareholders."

Financial Results

Fourth Quarter 2024

Net income for the fourth quarter of 2024 was $154.8 million, or $0.23 per diluted share, compared to $133.4 million, or $0.22 per diluted share, for the fourth quarter of 2023. This 4.5% increase per diluted share is primarily attributable to:

•
The acquisition of RPT Realty (“RPT”), which was the main driver of growth in consolidated revenues from rental properties, net, of $73.2 million, partially offset by higher real estate taxes of $8.6 million, operating and maintenance expenses of $14.6 million, as well as increased depreciation and amortization expense of $31.8 million.
•
$46.8 million in increased benefit for income taxes, net, due to a reduction in the tax provision related to the sale of Albertsons Companies Inc. (NYSE: ACI) shares.

*Reconciliations of non-GAAP measures to the most directly comparable GAAP measure are provided in the tables accompanying this press release.

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500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

Additional notable items impacting the year-over-year change include:

•
$15.9 million increased interest expense in 2024 due to higher levels of outstanding debt compared to the fourth quarter of 2023 attributable to the RPT acquisition, which closed in the first quarter of 2024, and the issuance of $500 million of 4.850% senior unsecured notes in the third quarter of 2024.
•
$22.3 million lower gain on sales of properties due to lower disposition activity during the fourth quarter of 2024 compared to the fourth quarter of 2023.

FFO was $286.9 million, or $0.42 per diluted share, for the fourth quarter of 2024, compared to $239.4 million, or $0.39 per diluted share, for the fourth quarter of 2023, representing a per share increase of 7.7%. The company excludes from FFO all realized or unrealized marketable securities/derivatives gains, losses and applicable taxes, as well as gains and losses from the sales of properties, depreciation and amortization related to real estate, profit participations from other investments, and other items considered incidental to the company’s business.

Full Year 2024

Net income was $375.7 million, or $0.55 per diluted share, compared to $629.3 million, or $1.02 per diluted share, for the full year 2023. The year-over-year change was primarily due to a $194.1 million special cash dividend received from ACI in 2023. In addition, the aforementioned acquisition of RPT was the main driver of the year-over-year increases in consolidated revenues from rental properties, net, real estate taxes, operating and maintenance expenses, depreciation and amortization, and interest expense.

FFO was $1.1 billion, or $1.65 per diluted share, compared to $970.0 million, or $1.57 per diluted share, for the full year 2023, representing 5.1% year-over-year growth.

Operating Results

•
Signed 429 leases totaling 2.4 million square feet during the fourth quarter, generating blended pro-rata cash rent spreads on comparable spaces of 11.4%, with new leases up 35.4% and renewals and options growing 6.6%.
•
Pro-rata leased occupancy ended the quarter at 96.3%, an increase of 10 basis points year-over-year and down 10 basis points sequentially.
•
Pro-rata anchor and small shop occupancy ended the quarter at 98.2% and 91.7%, respectively.
•
Generated 4.5% growth in Same Property NOI in the fourth quarter over the same period a year ago, primarily driven by a 3.8% increase in minimum rents. For the full year, Same Property NOI grew 3.5% with minimum rents growing 3.3% driven by $33.8 million of rent that commenced during 2024.
•
Pro-rata economic occupancy ended the quarter at 93.6%, a 90-basis-point year-over-year increase. The spread between the company’s leased versus economic occupancy was 270 basis points at year end, representing approximately $56 million in anticipated future annual base rent.

Transactional Activities

During the fourth quarter, the company:

•
Purchased Waterford Lakes Town Center, a 976,000-square-foot signature asset spanning 79 acres in Orlando, Florida, for $322 million including the assumption of a $164.6 million mortgage.
•
Provided mezzanine financing of $12.3 million for two grocery anchored shopping centers.
•
Received a $4.9 million mezzanine loan repayment and, sold two land parcels for a total of $0.9 million.

Subsequent to quarter end and as previously announced, the company acquired The Markets at Town Center, a 254,000-square-foot center in Jacksonville, Florida, anchored by Sprouts Farmers Market for $108 million. This transaction marks the first property Kimco has acquired through its Structured Investment Program. The company previously provided $15 million in mezzanine financing that was repaid at closing.

Capital Market Activities

During the fourth quarter, the company:

•
Raised $136.3 million of net proceeds from the sale of 5.4 million shares of common stock through the company’s ATM equity offering program at an average price of $25.07 per share.
•
Completed a cash tender for 409,772 depositary shares, with each depositary share representing 1/1,000 of a share, of the company’s 7.25% Class N Cumulative Convertible Perpetual Preferred Stock for a total of $26.7 million. The company incurred a charge of $3.3 million in conjunction with the tender offer.

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

•
Redeemed various partnership units in separate transactions totaling $37.0 million.
•
Ended the year with approximately $2.7 billion of immediate liquidity, including full availability on the $2.0 billion unsecured revolving credit facility and $689.7 million of cash and cash equivalents on the balance sheet.
•
In January of 2025, Moody’s affirmed the company’s Baa1 senior unsecured rating and changed its outlook to positive.

Dividend Declarations

•
Kimco’s board of directors declared its quarterly cash dividend of $0.25 per common share (equivalent to $1.00 per annum), payable on March 21, 2025, to shareholders of record on March 7, 2025.
•
The board of directors also declared quarterly dividends with respect to each of the company’s Class L, Class M, and Class N series of preferred shares. These dividends on the preferred shares will be paid on April 15, 2025, to shareholders of record on April 1, 2025.

2025 Full Year Outlook

2025 Outlook
Net income:	$0.70 to $0.72
FFO:	$1.70 to $1.72

The company’s full year outlook is based on the following assumptions (pro-rata share):

Same Property NOI growth	2.0% +
Credit loss as a % of total pro-rata rental revenues	(75bps) to (100bps)
Total acquisitions (including structured investments), net of dispositions: - Shopping center cap rate range: 6.0% to 7.0% - Structured Investments yield range: 9.0% to 10.0%	$100 million to $125 million Blended rate: 7.0% to 8.0%
Lease termination income	$6 million to $9 million
Interest income – Other income, net (attributable to cash on balance sheet)	$6 million to $9 million
Capital expenditures (tenant improvements, landlord work, leasing commissions):	$250 million to $300 million

Conference Call Information

When: 8:30 AM ET, February 7, 2025

Live Webcast: 4Q24 Kimco Realty Earnings Conference Call or on Kimco Realty’s website investors.kimcorealty.com

(replay available through May 7, 2025)

Dial #: 1-888-317-6003 (International: 1-412-317-6061). Passcode: 0133276

About Kimco Realty®

Kimco Realty® (NYSE: KIM) is a real estate investment trust (REIT) and leading owner and operator of high-quality, open-air, grocery-anchored shopping centers and mixed-use properties in the United States. The company’s portfolio is strategically concentrated in the first-ring suburbs of the top major metropolitan markets, including high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities. Its tenant mix is focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Publicly traded on the NYSE since 1991 and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value-enhancing redevelopment activities for more than 65 years. With a proven commitment to corporate responsibility, Kimco

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

Realty is a recognized industry leader in this area. As of December 31, 2024, the company owned interests in 568 U.S. shopping centers and mixed-use assets comprising 101 million square feet of gross leasable space.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/kimcorealty), and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “plan,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the impact of competition, including the availability of acquisition or development opportunities and the costs associated with purchasing and maintaining assets, (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iv) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (v) the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience, (vi) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and the costs associated with purchasing and maintaining assets and risks related to acquisitions not performing in accordance with our expectations, (vii) the Company’s ability to raise capital by selling its assets, (viii) disruptions and increases in operating costs due to inflation and supply chain disruptions, (ix) risks associated with the development of mixed-use commercial properties, including risks associated with the development, and ownership of non-retail real estate, (x) changes in governmental laws and regulations, including, but not limited to, changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (xi) the Company’s failure to realize the expected benefits of the merger with RPT Realty (the “RPT Merger”), (xii) the risk of litigation, including shareholder litigation, in connection with the RPT Merger, including any resulting expense, (xiii) risks related to future opportunities and plans for the combined Company, including the uncertainty of expected future financial performance and results of the combined Company, (xiv) the possibility that, if the Company does not achieve the perceived benefits of the RPT Merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline, (xv) valuation and risks related to the Company’s joint venture and preferred equity investments and other investments, (xvi) collectability of mortgage and other financing receivables, (xvii) impairment charges, (xviii) criminal cybersecurity attacks, disruption, data loss or other security incidents and breaches, (xix) risks related to artificial intelligence, (xx) impact of natural disasters and weather and climate-related events, (xxi) pandemics or other health crises, (xxii) our ability to attract, retain and motivate key personnel, (xxiii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xxiv) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xxv) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xxvi) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, (xxvii) the Company’s ability to continue to maintain its status as a REIT for U.S. federal income tax purposes and potential risks and uncertainties in connection with its UPREIT structure, and (xxviii) other risks and uncertainties identified under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023. Accordingly, there is no assurance that the Company’s expectations will be realized. The

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes in other filings with the SEC.

###

CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy

Kimco Realty Corporation
(833) 800-4343

dbujnicki@kimcorealty.com

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500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	December 31, 2024	December 31, 2023
Assets:
Real estate, net of accumulated depreciation and amortization
of $4,360,239 and $3,842,869, respectively	$16,810,333	$15,094,925
Investments in and advances to real estate joint ventures	1,487,675	1,087,804
Other investments	107,347	144,089
Cash, cash equivalents and restricted cash	689,731	783,757
Marketable securities	2,290	330,057
Accounts and notes receivable, net	340,469	307,617
Operating lease right-of-use assets, net	126,441	128,258
Other assets	745,610	397,515
Total assets	$20,309,896	$18,274,022

Liabilities:
Notes payable, net	$7,964,738	$7,262,851
Mortgages payable, net	496,438	353,945
Accounts payable and accrued expenses	281,867	216,237
Dividends payable	6,409	5,308
Operating lease liabilities	117,199	109,985
Other liabilities	597,456	599,961
Total liabilities	9,464,107	8,548,287
Redeemable noncontrolling interests	47,877	72,277

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 20,806 and 19,367 shares, respectively;
Aggregate liquidation preference $556,113 and $484,179, respectively	21	19
Common stock, $.01 par value, authorized 1,500,000,000 and 750,000,000 shares, respectively; issued and outstanding 679,493,522 and 619,871,237 shares, respectively	6,795	6,199
Paid-in capital	11,033,485	9,638,494
Cumulative distributions in excess of net income	(398,792)	(122,576)
Accumulated other comprehensive income	11,038	3,329
Total stockholders' equity	10,652,547	9,525,465
Noncontrolling interests	145,365	127,993
Total equity	10,797,912	9,653,458
Total liabilities and equity	$20,309,896	$18,274,022

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues
Revenues from rental properties, net	$521,064	$447,895	$2,019,065	$1,767,057
Management and other fee income	4,333	3,708	17,949	16,343
Total revenues	525,397	451,603	2,037,014	1,783,400
Operating expenses
Rent	(4,093)	(3,900)	(16,837)	(15,997)
Real estate taxes	(67,162)	(58,576)	(261,700)	(231,578)
Operating and maintenance	(96,849)	(82,224)	(359,116)	(309,143)
General and administrative	(34,902)	(35,627)	(138,140)	(136,807)
Impairment charges	(199)	-	(4,476)	(14,043)
Merger charges	-	(1,016)	(25,246)	(4,766)
Depreciation and amortization	(156,130)	(124,282)	(603,685)	(507,265)
Total operating expenses	(359,335)	(305,625)	(1,409,200)	(1,219,599)

Gain on sale of properties	330	22,600	1,274	74,976
Operating income	166,392	168,578	629,088	638,777

Other income/(expense)
Special dividend income	-	-	-	194,116
Other income, net	17,652	20,880	57,605	39,960
(Loss)/gain on marketable securities, net	(66)	3,620	(27,679)	21,262
Interest expense	(83,684)	(67,797)	(307,806)	(250,201)
Income before income taxes, net, equity in income of joint
ventures, net, and equity in income from other investments, net	100,294	125,281	351,208	643,914

Benefit/(provision) for income taxes, net	46,938	175	(25,417)	(60,952)
Equity in income of joint ventures, net	20,414	14,689	83,827	72,278
Equity in income of other investments, net	353	1,968	9,821	10,709

Net income	167,999	142,113	419,439	665,949
Net income attributable to noncontrolling interests	(1,961)	(2,468)	(8,654)	(11,676)
Net income attributable to the company	166,038	139,645	410,785	654,273
Preferred stock redemption charges	(3,304)	-	(3,304)	-
Preferred dividends, net	(7,899)	(6,285)	(31,763)	(25,021)
Net income available to the company's common shareholders	$154,835	$133,360	$375,718	$629,252

Per common share:
Net income available to the company's common shareholders: (1)
Basic	$0.23	$0.22	$0.55	$1.02
Diluted (2)	$0.23	$0.22	$0.55	$1.02
Weighted average shares:
Basic	673,676	617,122	671,561	616,947
Diluted	674,531	618,092	672,136	618,199

(1) Adjusted for earnings attributable to participating securities of ($699) and ($908) for the three months ended December 31, 2024 and 2023, respectively. Adjusted for earnings attributable to participating securities of ($2,766) and ($2,819) for the year ended December 31, 2024 and 2023, respectively. Adjusted for the change in carrying amount of redeemable noncontrolling interest of ($1,691) and $2,323 for the years ended December 31, 2024 and 2023, respectively and $2,323 for the three months ended December 31, 2023.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $9 and $13 for the three months ended December 31, 2024 and 2023, respectively. Adjusted for distributions on convertible units of $53 for the year ended December 31, 2023.

Reconciliation of Net Income Available to the Company's Common Shareholders
to FFO Available to the Company's Common Shareholders (1)
(in thousands, except per share data)
(unaudited)

		Three Months Ended December 31,		Year Ended December 31,
		2024	2023	2024	2023
Net income available to the company's common shareholders		$154,835	$133,360	$375,718	$629,252
	Gain on sale of properties	(330)	(22,600)	(1,274)	(74,976)
	Gain on sale of joint venture properties	-	-	(1,501)	(9,020)
	Depreciation and amortization - real estate related	154,905	123,053	598,741	502,347
	Depreciation and amortization - real estate joint ventures	22,074	16,082	86,235	64,472
	Impairment charges (including real estate joint ventures)	1,207	1,020	9,985	15,060
	Profit participation from other investments, net	240	366	(5,059)	(1,916)
	Special dividend income	-	-	-	(194,116)
	Loss/(gain) on marketable securities/derivative, net	1,627	(11,354)	27,549	(21,996)
	(Benefit)/provision for income taxes, net (2)	(46,874)	(112)	24,832	61,351
	Noncontrolling interests (2)	(783)	(372)	(3,150)	(440)
FFO available to the company's common shareholders (4) (5)		$286,901	$239,443	$1,112,076	$970,018

Weighted average shares outstanding for FFO calculations:
	Basic	673,676	617,122	671,561	616,947
	Units	3,199	2,389	3,206	2,380
	Convertible preferred shares	4,100	-	4,223	-
	Dilutive effect of equity awards	751	845	523	1,132
	Diluted	681,726	620,356	679,513	620,459

	FFO per common share - basic	$0.43	$0.39	$1.66	$1.57
	FFO per common share - diluted (3) (4) (5)	$0.42	$0.39	$1.65	$1.57

(1)

The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs.

(2)	Related to gains, impairments, depreciation on properties, gains/(losses) on sales of marketable securities and derivatives, where applicable.

(3)

Reflects the potential impact of convertible preferred shares and certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $2,400 and $763 for the three months ended December 31, 2024 and 2023, respectively. FFO available to the company's common shareholders would be increased by $9,801 and $2,395 for the year ended December 31, 2024 and 2023, respectively. The effect of other certain convertible securities would have an anti-dilutive effect upon the calculation of FFO available to the company’s common shareholders per share. Accordingly, the impact of such conversion has not been included in the determination of diluted FFO per share calculations.

(4)

Includes (i) $3.3 million of charges associated with the tender of the Company's 7.25% Class N Cumulative Convertible Perpetual Preferred Stock for the three months ended December 31, 2024 and (ii) merger-related charges of $1.0 million for the three months ended December 31, 2023.

(5)

Includes (i) merger-related charges of $25.2 million and $4.8 million for the years ended December 31, 2024 and 2023, respectively, (ii) $3.3 million of charges associated with the tender of the Company's 7.25% Class N Cumulative Convertible Perpetual Preferred Stock for the year ended December 31, 2024, and (iii) income related to the liquidation of the pension plan of $5.0 million, net for the year ended December 31, 2023.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI (1)(2)
(in thousands)
(unaudited)

		Three Months Ended December 31,		Year Ended December 31,
		2024	2023	2024	2023
Net income available to the company's common shareholders		$154,835	$133,360	$375,718	$629,252
Adjustments:
	Management and other fee income	(4,333)	(3,708)	(17,949)	(16,343)
	General and administrative	34,902	35,627	138,140	136,807
	Impairment charges	199	-	4,476	14,043
	Merger charges	-	1,016	25,246	4,766
	Depreciation and amortization	156,130	124,282	603,685	507,265
	Gain on sale of properties	(330)	(22,600)	(1,274)	(74,976)
	Special dividend income	-	-	-	(194,116)
	Interest expense and other income, net	66,032	46,917	250,201	210,241
	Loss/(gain) on marketable securities, net	66	(3,620)	27,679	(21,262)
	(Benefit)/provision for income taxes, net	(46,938)	(175)	25,417	60,952
	Equity in income of other investments, net	(353)	(1,968)	(9,821)	(10,709)
	Net income attributable to noncontrolling interests	1,961	2,468	8,654	11,676
	Preferred stock redemption charges	3,304	-	3,304	-
	Preferred dividends, net	7,899	6,285	31,763	25,021
	RPT same property NOI (3)	-	40,062	606	160,978
	Non same property net operating income	(13,781)	(9,727)	(54,627)	(55,508)
	Non-operational expense from joint ventures, net	30,066	24,713	115,695	86,625
Same Property NOI		$389,659	$372,932	$1,526,913	$1,474,712

(1)

The company considers Same Property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(2)	Amounts represent Kimco Realty's pro-rata share.

(3)	Amounts for the respective periods, represent the Same property NOI from RPT properties, not included in the Company's Net income available to the Company's common shareholders.

Reconciliation of the Projected Range of Net Income Available to the Company's Common Shareholders
to Funds From Operations Available to the Company's Common Shareholders
(unaudited, all amounts shown are per diluted share)

	Actual	Projected Range
	Full Year 2024	Full Year 2025
		Low	High
Net income available to the company's common shareholders	$0.55	$0.70	$0.72

Gain on sale of properties	-	-	(0.02)

Gain on sale of joint venture properties	-	-	(0.01)

Depreciation & amortization - real estate related	0.89	0.88	0.90

Depreciation & amortization - real estate joint ventures	0.13	0.12	0.13

Impairment charges (including real estate joint ventures)	0.01	-	-

Profit participation from other investments, net	(0.01)	-	-

Loss on marketable securities, net	0.04	-	-

Provision for income taxes	0.04	-	-

FFO available to the company's common shareholders	$1.65	$1.70	$1.72

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.